Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of C&J Energy Services, Inc. of our report dated February 26, 2014, with respect to the consolidated financial statements of C&J Energy Services, Inc. and subsidiaries (the predecessor to C&J Energy Services, Ltd. that, in turn, is the predecessor to the current C&J Energy Services, Inc.) as of December 31, 2013, and for the year then ended.

/s/ UHY LLP

Farmington Hills, Michigan

January 12, 2017